Exhibit 99
News






Media Contact:    Todd A. Terrell
                           404-506-7676 or 1-800-282-1696
                           media@southerncompany.com
                           www.southerncompany.com
                                                              March 22, 2001


                 Southern Company sets final stock distribution
                                ratio for Mirant


ATLANTA - Southern Company (NYSE: SO) announced today it has finalized the ratio for the distribution of shares of Mirant Corporation (NYSE: MIR). The distribution will take place at 5 p.m., Eastern time, on April 2, 2001.

Southern Company will distribute 0.397614 shares of Mirant for each share of Southern Company stock outstanding on the March 21, 2001 record date. As of that record date, Southern Company had 684,081,584 shares of common stock outstanding.

"In separating the two companies, the value of Mirant that is currently embedded in Southern Company's share price will be distributed directly to our shareholders," said Gale Klappa, chief financial officer of Southern Company. "So, following the Mirant spin, one would expect Southern Company's share price to be lower than its current trading price. After the distribution, shareholders will need to combine the dollar value of their Southern Company holdings with the dollar value of their Mirant holdings to determine the total value of their investment."

In February, the Southern Company board of directors declared a distribution of all the shares of Mirant common stock held by Southern Company (272 million shares) to Southern Company shareowners of record as of 5 p.m. Eastern time on March 21, 2001.

The distribution, which will complete the spin-off of Mirant from Southern Company, will give Southern Company shareowners approximately 80 percent of the outstanding common shares of Mirant.
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As previously announced, Southern Company has received a ruling from the
Internal Revenue Service that the distribution to shareholders qualifies as tax-free for U.S. federal income tax purposes, except to the extent that cash is received instead of fractional shares.

For questions concerning the distribution, Southern Company shareholders can visit the company's Web site, www.southerncompany.com under the "investor relations" section or call the information agent at 1-866-825-8875.

Southern Company (NYSE: SO) is an international energy company that operates more than 48,000 megawatts of electric generating capacity worldwide. It is one of the largest producers of electricity in the United States and one of the world's largest independent power producers. Southern Company subsidiaries and their affiliates serve 12 million retail customers worldwide and millions more through the wholesale market. Based in Atlanta, Southern Company is the parent firm of Alabama Power, Georgia Power, Gulf Power, Mississippi Power, Savannah Electric and Mirant. Southern Company also provides energy-related marketing, risk management and technical services in the United States and Europe and offers Southern LINC wireless telecommunications.


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Forward-Looking Statement Disclosure
Note: Investor information contained in this press release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Although Southern Company believes that this forward-looking information is accurate, its business is dependent on various regulatory issues, general economic conditions and future trends, and these factors can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company.